                                                                    Exhibit 99.4


                             Contract Manufacturing

                                    Agreement


                                 BY AND BETWEEN


                              DIEBOLD, INCORPORATED

                                   ("Diebold")


                                       AND


                          Global Election Systems, Inc.

                                     ("GES")

                        CONTRACT MANUFACTURING AGREEMENT

      This Agreement is made and entered into this ______ day of June, 2001, by and between Diebold, Incorporated, a corporation organized and existing pursuant to the laws of the State of Ohio, U.S.A., having its principal place of business at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 ("DIEBOLD") and Global Election Systems, Inc., a corporation organized and existing pursuant to the laws of British Columbia, Canada, whose principal place of business is located at 1200 West 73rd Ave. Suite 350, Vancouver, British Columbia, Canada ("GES").


                                    RECITALS

      WHEREAS, GES has requested that Diebold enter into this Contract Manufacturing Agreement ("Agreement") and thereby agree to manufacture for GES certain GES products as more specifically provided herein; and

      WHEREAS, GES has agreed to accept the rights, duties and obligations under this agreement and perform as set forth in this Agreement;

      NOW, THEREFORE, Diebold and GES agree as follows:


PART 1  PRODUCTS

      Diebold will cause to be manufactured the products and other items set forth and specified in Exhibit A attached hereto ("Products") of which at least eighty percent (80%) will be for sale by GES to the County of Johnson County, Kansas (the "Customer"). The quantities shall be as set forth in Exhibit A. The quantities to be purchased are firm and not subject to adjustment or cancellation.

      It is understood that additional quantities of the Products may be added by express written agreement of the parties, provided either party may decline to add additional quantities in their sole and absolute discretion.

      Provided GES is otherwise in compliance herewith, GES may also purchase spare parts for the Products from time to time on such terms as Diebold may specify at the time of order.

PART 2  PRODUCT SPECIFICATIONS AND CHANGES

      The current specifications for the Products are attached hereto as Exhibit
B. GES shall at all times be solely responsible for the specifications and design of the product, even if such change originates with a Diebold suggestion or if the change is necessitated by Diebold's manufacturing process. If GES disagrees with a suggestion of Diebold or does not wish to make a change determined by Diebold to be required by Diebold's manufacturing process, GES may terminate further performance by Diebold and shall only be obligated to immediately pay Diebold for all of Diebold's costs of performance (including all purchased items or commitments to purchase) to the point of termination and such costs which may be incurred by Diebold in terminating further performance and cancellation of commitments made by Diebold in anticipation of performance.


                                                            DIEBOLD CONFIDENTIAL

GES shall have the right to modify or change the Product specifications at any time, upon thirty (30) days advance written notice to Diebold. Such written notice shall include a description of the specification changes and within a reasonable period thereafter, Diebold shall thereafter advise GES of any adjustments to the price and delivery availability of such Products resulting from such specification changes. Each party shall own all of the various intellectual properties resulting from the discoveries, inventions or other creative endeavors of such party, its officers, directors, agents or employees during the term of this Agreement.

PART 3  GES'S CAPABILITIES

      GES represents that it currently has and shall maintain sufficient equipment, inventory, skills and capabilities to design, deliver and install the Products, as well as provide any and all support that may be required by Diebold to produce the Products or such support and maintenance as the Customer may require. GES represents that it is thoroughly familiar with such Products and accepts sole responsibility for insuring that all Products and spare parts sold by, to or for GES comply with any and all applicable state, federal or local laws, codes, rules, certifications, regulations, specifications, requirements and ordinances applicable in any jurisdictions where the GES Products are sold, delivered or installed, and whether the same be enacted, promulgated, adopted or otherwise made effective before or after the execution hereof.

PART 4  PRICES; PAYMENT TERMS

      (a) PRICES. The prices which GES shall pay to Diebold for the Products and other services of Diebold shall be as set forth in Exhibit A attached hereto. In the event of a change in the specification, whether the change is based on a required manufacturing change by Diebold or otherwise, Diebold reserves the right to increase the price charged upon thirty (30) days written notice to GES. The prices for spare parts that Diebold may make available shall be those quoted by Diebold from time-to-time. Prices for spare parts may be raised by Diebold at any time, with or without notice to GES.

      (b) PAYMENT TERMS, INTEREST, SECURITY. Payment for all Products and payment for any spare parts purchased pursuant to this Agreement shall be made within thirty (30) days of the date the Products and spare parts are made available for shipment at Diebold's designated facility in the United States. Other payments shall be made as set forth in Exhibit A. Diebold reserves the right to limit the amount of Products shipped on credit pursuant to the immediately preceding payment terms, or to require payment in advance, collect on delivery, or other payment terms, including but not limited to payment by irrevocable letter of credit, at any time Diebold believes that GES's creditworthiness is impaired. Any payments not paid when due, and interest on payments not made when due, shall be assessed an administrative fee of five percent (5%) of the amount due and shall additionally bear interest at one and one-half percent (1-1/2%) for each month or part thereof that such amounts remain past due and unpaid, or the greatest rate permitted by law, whichever is less.

      GES hereby grants to Diebold a security interest in and to the inventory of GES, Products, spare parts, tooling, test equipment and software and certain other assets of GES as more fully provided in Exhibit D. Upon request of Diebold, GES shall execute a security agreement in form and substance as set forth in Exhibit D, along with UCC-1 forms and such other documents as Diebold may request. Such security interest shall secure any and all payments or other performance hereunder, including but not limited to the performance required of GES under Parts 13 and 14.


                                                            DIEBOLD CONFIDENTIAL

      If requested by Diebold, GES shall assign to Diebold the right to receive payment under GES's agreement with the Customer. If such an assignment, in and of itself, would cause GES to breach such agreement, GES shall not be obligated to make such an assignment but GES shall appoint Diebold its agent for receipt of payments. GES shall supply a copy of such contract between it and the Customer.

      In order to further secure compensation and recourse to Diebold for its efforts and to help assure the potential for a third party or Diebold to support the Products in the event of a failure to perform of GES, GES hereby grants Diebold a license to the Global Election Management System ("GEMS") Software and any other software, other computer programs, manuals, documentation and the various information and intellectual property rights associated with the Products as set forth in Exhibit E. If requested by either party, the parties shall cooperate and attempt to negotiate a more complete license agreement consistent with the provisions of Exhibit E, which, when executed, shall be deemed to supercede the provisions of Exhibit E.

      Diebold is hereby granted an option to purchase shares of the publicly traded common stock of GES contingent upon the failure of GES to pay Diebold sums due Diebold and remaining unpaid for thirty (30) days after the same first became due. The aggregate value of the of shares which Diebold shall be entitled to purchase shall be equal to the amount then due to Diebold from GES plus 15% of such amount. The purchase price for each share shall be fifty percent (50%) of the average of the three (3) lowest closing bid prices for the common stock during the ten (10) consecutive trading days preceding the notice of exercise by Diebold. Diebold may issue such notice of exercise at any time following the coming into existence of the contingency described in the first sentence of this paragraph. The completion of such exercise shall occur within fifteen (15) days of the notice of exercise by Diebold. Diebold may pay GES for such shares by offsetting amounts due Diebold from GES. GES shall immediately upon execution hereof take any and all such actions as may be necessary to assure that the provisions hereof are fully operational by July 31, 2001.

PART 5  PURCHASE ORDER TERMS NOT APPLICABLE

      The terms and conditions set forth in this Agreement shall always be the sole controlling ones and all preprinted terms and conditions contained in forms such as purchase orders used by GES shall be deemed deleted and inapplicable.

PART 6  CANCELLATION CHARGES

      Within five (5) days of a request by Diebold, GES shall confirm that it intends to fully perform hereunder and reasonably believes that it has the financial and other resources required to do so. Should GES for any reason fail to make such confirmation or otherwise fail to take delivery of some or all of the Products within 30 days of the dates specified in Exhibit C, such failure shall be deemed a material breach of the Agreement and Diebold may deem the order cancelled and assess the cancellation charges equal to one hundred percent of the price to be charged for any affected Products that have been manufactured by Diebold and ninety percent (90%) of the price to be charged for those Products that have not been manufactured. Such amount is recognized by the parties as a liquidation of the damages to be incurred by Diebold related to such breach and not a penalty.

PART 7  DELIVERY; DELIVERY DELAYS


                                                            DIEBOLD CONFIDENTIAL

      Diebold will deliver all Products and spare parts ordered hereunder to GES, Ex Works, (INCOTERMS, 2000), Diebold's designated facility in the United States. Diebold shall not be obligated to deliver the goods if GES is not in full and complete compliance herewith.

      Diebold shall exercise commercially reasonable efforts to make the Products available for shipment by the dates specified in Exhibit C. As more fully set forth in Part 20, Diebold shall not be liable for delays in shipment for reasons beyond its reasonable control. If there is likely to be any delay in shipment, Diebold will notify GES of the relevant facts and circumstances concerning the delay within a reasonable time of becoming aware of the likelihood thereof.

PART 8  TAXES, FEES AND DUTIES

      The prices at which Diebold offers to sell Products and spare parts pursuant to this Agreement do not include any taxes, fees or duties which may be levied on the Products or spare parts or the transaction inside or outside the U.S.A., including, without limitation, those levied by any governmental entity or unit. Any such taxes, fees or duties shall be paid by GES, and if Diebold is liable for the collection of the same, the amount thereof shall be paid by GES in addition to the prices provided herein for the Products and spare parts.

PART 9  WARRANTIES; DISCLAIMERS AND LIMITATION OF LIABILITY

      (a) WARRANTIES. Diebold warrants only that the services provided hereunder to manufacture the Products and spare parts shall have been performed in a good and workmanlike manner and shall be free from defects in such workmanship at the time of delivery. GES shall assert any claim for a breach of such warranty by giving written notice to Diebold specifying in detail the workmanship defect found. Such notice of defect shall be given within ninety (90) days from the date of availability for shipment at the Ex Works site. Diebold's liability arising from, or in any way connected with this Agreement, or from the use or sale of the Products or spare parts, shall be limited solely and exclusively at Diebold's option to either the repair (at Diebold's designated facility) or replacement of the defective workmanship or spare parts, or return of the that portion of the price associated with Diebold's assembly of the allegedly defective Product. Transportation of allegedly defective Products or spare parts to and from Diebold's designated facility shall be at GES's sole cost and expense, and GES shall bear all risk of loss while such Products and spare parts are in transit. Diebold's obligation to repair, replace, or return the purchase price of any Product or spare Part asserted by GES to be defective in materials and workmanship shall be subject to Diebold's inspection and testing of the same upon its return to the designated Diebold facility. Repairs or replacements necessitated by neglect, misuse or abuse, or otherwise not covered by this warranty shall be carried out by Diebold at its then standard rates, charges and prices.

       (b) DISCLAIMERS AND LIMITATION OF LIABILITY. DIEBOLD MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, AND ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE SPECIFICALLY DISCLAIMED IN CONTRACT AND IN TORT LAW. GES shall be solely and exclusively liable for any warranties or representations about the Products and spare parts beyond those stated in this Part 9 and for any and all warranties or representations about the Products.


                                                            DIEBOLD CONFIDENTIAL

      DIEBOLD SHALL NOT BE LIABLE FOR BURGLARY, ROBBERY OR LOSS OF VALUABLES, LOSS OF USE OR DATA, LOST PROFITS, INCREASED EXPENSE OF OPERATION, LOST OPPORTUNITY, NOR FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT WHETHER OR NOT MADE KNOWN TO DIEBOLD, ARISING FROM OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE USE OR SALE OF THE PRODUCTS OR SPARE PARTS, AND IT IS AGREED AND UNDERSTOOD THAT DIEBOLD SHALL HAVE NO DUTY TO INDEMNIFY GES OR GES'S CUSTOMERS FOR ANY LOSS, CLAIM, EXPENSE OR DAMAGE TO PERSONS OR PROPERTY ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY PRODUCT OR SPARE PART. DIEBOLD DOES NOT WARRANT THAT THE PRODUCTS OR SPARE PARTS WILL OPERATE IN AN UNINTERRUPTED MANNER OR ERROR FREE. GES HAS SOLEY DETERMINED THE SUITABILITY OF THE DESIGN AND QUALITIES OF THE PRODUCT FOR THE INTENDED USE AND FUNCTION, INCLUDING BUT NOT LIMITED TO ANY CHANGES OR MODIFICATIONS SUGGESTED BY DIEBOLD.

PART 10  LEGAL RELATIONSHIP

      GES buys the Products and spare parts on its own account from Diebold and uses and resells the Products and spare parts in its own name and for its own account.

      This Agreement shall not be deemed to create any relationship of employment, agency, partnership or joint venture between Diebold and GES. GES's status relative to Diebold shall be exclusively that of an independent contractor. GES shall have no right or authority to make, assume or create any express or implied representation or obligation on behalf of Diebold.

PART 11  ASSIGNMENT AND SUCCESSORS

      Subject to the requirements of Part 4(b) above, GES shall have no authority to subcontract, sell, transfer, or assign any right, or delegate any obligation or duty, under this Agreement without Diebold's prior written consent, and any such consent, if given, shall not relieve GES of its duties and obligations hereunder. Diebold may delegate, subcontract, sell, transfer or assign any right or any obligation or duty under this Agreement upon written notice of the same to GES; provided, however, that Diebold remain primarily liable to GES for the performance of Diebold's obligations and duties hereunder and further provided that such person or entity shall agree to comply with the confidentiality provisions of Part 12. Any purported sale, transfer, or assignment or delegation in contravention of this Part 11 shall be deemed null and void and not binding on Diebold's obligation to perform under this Agreement as well as a breach hereof.

PART 12  CONFIDENTIALITY

      The parties have entered into a Non-Disclosure Agreement dated January 25, 2001 ("NDA"). Such NDA is deemed incorporated herein by this reference and shall be deemed to continue through the duration of this Agreement and the permitted use by a party shall be deemed expanded to cover the parties respective rights and obligations hereunder. Additional information disclosed by the parties shall be deemed to be disclosed under the NDA to the extent the provisions thereof apply and the requirements thereof are met. Neither party has any right or interest in the trade secrets or other intellectual property of the other except as provided in Part 4(b) and Exhibit E.


                                                            DIEBOLD CONFIDENTIAL

      Neither party shall disclose the terms or existence of this Agreement without the express written consent of the other. Each party shall ensure that any of its shareholders, directors, officers, employees, agents, servants, independent contractors, subsidiaries or affiliates which are given access to the other party's trade secrets will be validly bound, by contract, work rules or otherwise, by the same obligations of confidentiality as are provided for herein.

      Upon the termination of this Agreement for any cause, except as otherwise may be permitted in the NDA or this Agreement, each party shall continue to comply with the provisions of the NDA.

      Diebold reserves and retains, and this Agreement shall not reduce or limit, Diebold's rights to enter into agreements with others relating to the design, manufacture, supply, marketing, sale, lease, installation, service or support of goods, software and services similar to those that are the subject of this Agreement.

PART 13  INDEMNITY

      GES agrees to indemnify, hold harmless and defend Diebold, including its affiliates, subsidiaries and related companies, from and against all claims, losses, liabilities, suits, actions, judgments, costs or expenses of whatever nature ("Claims") incurred by or brought against them or any one of them as a result of injury or other damage, claim or expense to persons or property arising or in any way connected with GES's activities or GES's customers' use of any Product or spare Part as well as Claims arising from the acts or omissions of GES, its agents, servants, employees and independent contractors.

PART 14  INFRINGEMENT OF THIRD PARTY RIGHTS

      GES represents and warrants that the Products and spare parts do not infringe the patents, trademarks, trade dress, trade secrets or copyrights of third parties ("Third Party Rights").

      GES shall defend, indemnify and hold Diebold harmless from any and all claims, suits, demands, actions loss, damage or expense associated with any such claim, suit, demand or action that may be brought against Diebold that allege that the Products or spare parts infringe Third Party Rights.

      In no event shall Diebold have any liability to GES whatsoever for infringement of Third Party Rights.

PART 15  TERMINATION OF AGREEMENT, EFFECT OF TERMINATION

      Upon default of any term or provision of this Agreement, the non-defaulting party shall have the right at its option, to cancel this Agreement by sending the defaulting party a notice specifying the nature and character of such default. In the event that the default is not cured within ten
(10) days of the date the defaulting party receives such notice of a financial default, or within thirty (30) days of the date the defaulting party receives notice of a non-financial default, the non-defaulting party may, in addition to all of its other rights hereunder, either terminate this Agreement without liability for such cancellation or suspend the performance of its obligations hereunder until such default is remedied. Suspension of performance shall not preclude termination


                                                            DIEBOLD CONFIDENTIAL
for other defaults, or the default causing the suspension if the same is not corrected within the applicable period of the imposition of the suspension.

      Upon any termination, expiration, cancellation or non-renewal of this Agreement, GES shall immediately return to Diebold all documents supplied by Diebold and all copies thereof in GES's possession or in the power and custody of any agent acting on behalf of GES, but the GES's obligations of confidentiality pursuant to Parts 4(b), 12, 13 and 14 shall thereafter continue. In the event of termination by Diebold based on a breach by GES, GES shall be deemed to have at the same time waived any rights it may have to prohibit or stop any GES employee or contractor from entering into a similar relationship with Diebold.

PART 16  GOVERNING LAW; ARBITRATION

      This Agreement shall be governed and construed in accordance with the law of the State of Ohio, United States of America, applicable to transactions occurring wholly within such state by residents thereof, and specifically excluding the choice of law principles thereof. Any other laws which can be negated by agreement, including but not limited to the International Sale of Goods Law, are hereby negated and made ineffective by this Agreement. This Agreement shall be considered as having been made in the State of Ohio.

      Diebold and GES agree that any action for money or damages concerning or related to the Products or spare parts or arising out of this Agreement or a refusal to perform the whole or any part thereof or an assertion that a breach or default has occurred shall be settled by arbitration. Any arbitration proceeding shall be conducted pursuant to the applicable rules of the American Arbitration Association and judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. Any laws allowing or providing for judicial review de novo of such arbitration are hereby waived, and the award of the arbitrator or arbitrators shall be final, binding and not subject to de novo review.

      In resolving any dispute by arbitration, the intent of the parties as expressed in this Agreement shall be controlling over any contrary presumption of law. The arbitrator or arbitrators shall have no power, authority or jurisdiction, however, to award any remedy different than or in excess of the remedy or remedies expressly provided in this Agreement, including but not limited to cases where the remedy or remedies are expressly provided herein as the sole and exclusive remedy or remedies (e.g., Parts 8 and 14). Further, the arbitrator or arbitrators shall have no power, authority or jurisdiction to award any remedy or remedies which exceeds the limitations of liability expressly provided in Parts 8 and 14 of this Agreement.

      Any arbitration or litigation conducted pursuant to or concerning this provision or the Agreement or the goods or services provided by Diebold shall be conducted in Cleveland, Ohio; provided however, the preceding shall not prevent Diebold from obtaining injunctive or any other equitable relief in an action in any court having jurisdiction thereof. The provisions of this Part 16 shall survive any completion, expiration, termination or cancellation of this Agreement.

PART 17  NOTICES

      Any notification which is to be given to Diebold by GES pursuant to the provisions of this Agreement shall not be effective unless delivered by certified mail, return receipt requested, overnight courier service, or confirmed telex or facsimile transmission, at the addresses set forth


                                                            DIEBOLD CONFIDENTIAL
below:

      IF TO DIEBOLD:

            Mr. Wesley Vance
            President, Diebold North America
            Diebold, Incorporated
            5995 Mayfair Road
            P. O. Box 3077
            North Canton, Ohio 44720-8077, USA

                  Facsimile No.:  (330) 489-4997

            WITH A COPY TO:

            Warren W. Dettinger, Esq.
            Vice President and General Counsel
            Diebold, Incorporated
            5995 Mayfair Road
            P. O. Box 3077
            North Canton, Ohio 44720-8077, USA

                  Facsimile No.:   (330) 490-4450


      IF TO GES:

            Mr. Robert Urosevich
            President and Chief Operating Officer
            Global Election Systems
            1611 Wilmeth Road
            McKinney, TX  75069, USA

                  Facsimile No.:  (972) 542-6044


      or such other address as either party previously shall have notified the other party in writing pursuant to the terms of this Part 17.

PART 18  WAIVER

      The failure of either Diebold or GES to enforce any term or provision of this Agreement or any failure to declare a default hereunder shall apply only to the particular instance and shall not operate as a continuing waiver or an estoppel barring enforcement of any subsequent default of that or any other term or provision hereof.

PART 19  COMPUTER SOFTWARE AND FIRMWARE

      GES shall have full and complete responsibility to assure that the software programs to be


                                                            DIEBOLD CONFIDENTIAL
used as part of, or in conjunction with, the Products are properly and lawfully developed or obtained and that Diebold shall have such licenses as are necessary to perform its duties hereunder or otherwise exercise such rights as it may have under the Agreement. GES shall be responsible for all license fees to third parties and for assuring the compliance with any license terms in software licensed from third parties.

PART 20  FORCE MAJEURE

      Should any circumstances beyond the reasonable control of Diebold ("Events of Force Majeure") occur that delay or render impossible the performance by Diebold of an obligation due under the provisions of this Agreement, such obligation will be postponed for such time as necessary, or cancelled if performance has been rendered impossible thereby. Events of Force Majeure shall include, without limitation, accidents, acts of God, civil commotion, strikes or labor disputes, export license restrictions, acts, laws, rules, regulations or other requirements of any government or government agency or other events beyond the reasonable control of Diebold.

PART 21  SERVICING OF PRODUCTS

      GES shall assume any and all obligations, if any, imposed by contract or expressly or impliedly required by law for the repair and service of the Products and spare parts.

PART 22  SAFETY REGULATIONS AND OTHER PRODUCT STANDARDS

      Diebold disclaims any familiarity with the safety regulations and other laws, regulations, specifications, standards or other requirements ("Requirements") of any kind or nature for the Products and spare parts. GES expressly assumes full, complete and total responsibility for compliance with any such Requirements, including, but not limited to, any necessary or desirable modifications to the Products or spare parts or the designs to aid in the compliance therewith. GES shall bear any and all costs and expenses for modifications, changes, testing, marking and other similar costs for marketing, sale or use of the Products and spare parts. GES shall indemnify, defend and hold harmless Diebold, its officers, directors, employees, agents, subcontractors and suppliers for any and all claims, suits, demands, loss, cost, damage and expense, including attorney's fees and the cost to enforce any breach hereof incurred by Diebold which are obligations of GES as described by this Part.

PART 23  U.S. EXPORT AND CERTAIN OTHER LAWS

      This Agreement is subject to U.S. export laws and regulations, including specifically the United States Export Administration Act and the Export Administration Regulations issued thereunder. GES agrees that any Products and spare parts purchased from Diebold will be not be transferred or transshipped to any person, entity or country prohibited under U.S. export laws and regulations, to any nuclear end user, or to any entity whose name appears on the then current Table of Denial Orders issued under U.S. Export Administration Regulations. GES further agrees to comply with any and all applicable laws, regulations, treaties and other requirements, whether enacted in the United States or other jurisdictions, applicable to the shipment, import, and use of the Products and spare parts to any country in which they may be used.

      Diebold's agreement to sell Products and spare parts to GES hereunder is subject to the obtaining of any required export or other licenses or permits and Diebold shall not be liable to GES


                                                            DIEBOLD CONFIDENTIAL
for any loss or damage sustained by GES because of Diebold's inability to sell or deliver Products or spare parts to GES by reason of Diebold's inability to obtain the required licenses or permits.

PART 24  SEVERABILITY

      The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if said invalid or unenforceable provisions were not contained herein. The parties agree to cooperate in any revisions or amendments of this Agreement which may be necessary to effect the intent of the parties in the event that any provision of this Agreement is deleted as herein provided.

PART 25  LANGUAGE, SURVIVAL

      This Agreement shall be written in the English language and executed in duplicate copies, each of which shall be deemed an original. The portions of the various provisions of this Agreement that have potential for applicability subsequent to an event of completion, termination, nullification or cancellation of the Agreement for any reason shall be deemed to survive and continue in full force and effect after any such event.

(Remainder of this page intentionally left blank)


                                                            DIEBOLD CONFIDENTIAL

PART 26  ENTIRE AGREEMENT; MODIFICATION

      This Agreement and the Exhibits attached hereto state the entire Agreement between Diebold and GES and supersede all proposals, communications, or agreements whether oral or written. The provisions of this Agreement are for the benefit of the parties hereto solely and not for the benefit of any other person or entity. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by the duly authorized representatives of Diebold and GES. Any written waiver, alteration, or modification made in accordance with the provisions hereof shall be of no effect unless expressly incorporating this Agreement by reference.

DIEBOLD AND GES HAVING AGREED TO ABIDE BY AND PERFORM ACCORDING TO PROVISIONS SET FORTH HEREINABOVE SIGNIFY THEIR ACCEPTANCE OF THIS AGREEMENT THROUGH THE SIGNATURES OF THEIR DULY AUTHORIZED REPRESENTATIVES.


Accepted for Diebold

DIEBOLD, INCORPORATED



By:    /s/ Gregory T. Geswein
       -------------------------------------------------

Title: Senior Vice President and Chief Financial Officer
       -------------------------------------------------

Date:
       -------------------------------------------------



Accepted for GES

GLOBAL ELECTION SYSTEMS, INC.



By:    /s/ Robert Urosevich
       -------------------------------------------------

Title: President and Chief Operating Officer
       -------------------------------------------------

Date:
       -------------------------------------------------


                                                            DIEBOLD CONFIDENTIAL
                                      -12-